UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

January 31, 2017

BIO-AMD, INC.
(Exact name of registrant as specified in charter)

NEVADA
(State or other Jurisdiction of Incorporation or Organization)

000-52601	Sci-Tech Daresbury, Keckwick Lane, Daresbury, WA4 4FS, UK	20-5242826
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

+44(0)8445-861910
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL AGREEMENT

Amendment to MML Subscription and Shareholders’ Agreement

On January 31, 2017, Bio-AMD, Inc. (the “ Company ”) entered into an amendment (the “ Amendment”) to a Subscription and Shareholders’ Agreement, dated June 20, 2016, as amended on September 29, 2016 and December 6, 2016 (the “MIDS Agreement”), relating to the Company’s Joint Venture vehicle, MIDS Medical Limited (“ MML” ).

The MIDS Agreement as amended provided for a series of payments (the “Phase 1 Payments”) from the Company’s Joint Venture partner to MML for an aggregate amount of $650,000 to fund a planned development timeline.

MML is exploring a potential enhancement to the MIDS nanoparticle detection method by the development of a “Magnetic Bridge” technique based on the MIDS technology. On January 18, 2017, MML submitted a patent application for this new detection method. This work is ongoing in accordance with a revised development schedule and the cash requirements during February and March have not yet been finalised. Currently MML has a surplus of development cash on account and there is no immediate requirement for additional funding of MML (“Funding”). Accordingly, the balance of the outstanding Phase 1 Payments has been amended to be payable in the following amounts on these dates: (a) on or before March 15, 2017, a payment of $130,000; (b) on or before April 15, 2017, a payment of $152,500; and (d) on or before May 15, 2017, a payment of $75,000. MML has the right to draw down all or part of the earliest of any undrawn Phase 1 Payments in advance of the payment due date, with 14 days advance notice to the Company. All other provisions and terms of the MIDS Agreement as previously amended and the aggregate amount of the Phase 1 Payments remain the same.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Bio-AMD, Inc. (Registrant)

Date: February 6, 2017	By:	/s/ Thomas Barr
Name: Thomas Barr
Title: Chief Executive Officer